Exhibit 2(a)

ARTICLES OF INCORPORATION

OF

FIRST LIGHT BANCORP

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the Indiana Business Corporation Law, as amended, executes the following Articles of Incorporation:

ARTICLE I

Name

The name of the Corporation is First Light Bancorp.

ARTICLE II

Purposes

The purposes for which the Corporation is formed are:

Section 1.  To acquire control of Evansville Commerce Bank, Evansville, Indiana, and to operate as a bank holding company.

Section 2.  General Powers.  To possess, exercise, and enjoy all rights, powers and privileges conferred upon bank holding companies by the Bank Holding Company Act of 1956 as amended and as hereafter amended or supplemented, and all other rights and powers authorized by the laws of the State of Indiana, and the laws of the United States of America applicable to bank holding companies and the regulations of the Board of Governors of the Federal Reserve System.

Section 3.  To Deal in Real Property.  To acquire by purchase, exchange, lease or otherwise, and to hold, own, use, construct, improve, equip, manage, occupy, mortgage, sell, lease, convey, exchange or otherwise dispose of, alone or in conjunction with others, real estate and leaseholds of every kind, character and description whatsoever and wheresoever situated, and any other interests therein, including, but without limiting the generality thereof, buildings, factories, warehouses, offices and structures of all kinds.

Section 4.  Capacity to Act.  To have the capacity to act possessed by natural persons and to perform such acts as are necessary and advisable to accomplish the purposes, activities and business of the Corporation.

Section 5.  To Act as Agent.  To act as agent or representative for any firm, association, corporation, partnership, government or person, public or private, with respect to any activity or business of the Corporation.

Section 6.  To Make Contracts and Guarantees.  To make, execute and perform, or cancel and rescind, contracts of every kind and description, including guarantees and contracts of suretyship, with any firm, association, corporation, partnership, government or person, public or private.

Section 7.  To Borrow Funds.  To borrow monies for any activity or business at the Corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue Promissory notes, drafts, bills of exchange, warrants, bonds, debentures, notes, trust receipts, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof, and the interest thereon, by mortgage, pledge, conveyance, or assignment in trust of all or any part of the assets of the Corporation, real, personal or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, exchange or otherwise dispose of such securities or other obligations of the Corporation.

Section 8.  To Deal in its Own Securities.  To purchase, take, receive or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of shares of its own capital stock and other securities.

ARTICLE III

Period of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Registered Office and Agent

The street address of the initial Registered Office of the Corporation is 20 NW Fourth Street, Evansville, Indiana 47708 and the name of the Corporation’s initial Registered Agent at that office is Thomas L. Austerman.

ARTICLE V

Authorized Shares

Section 1.  Number of Shares.  The total number of shares which the Corporation is to have authority to issue is Two Million Eight Hundred Thousand (2,800,000) shares.

Section 2.  Terms of Shares.  All of the authorized shares shall be designated as “Common Stock”, and each share of Common Stock shall be equal to every other share of Common Stock and shall participate equally in all dividends, distributions, earnings and profits of the Corporation and on distribution of assets, whether on dissolution, liquidation or otherwise.

Section 3.  Voting Rights.  Each holder of the Common Stock shall have the right to vote on all matters presented to shareholders and shall be entitled on all matters, including elections of directors, to one (1) vote for each share of Common Stock registered in his or her name on the books of the Corporation.

ARTICLE VI

Directors

Section 1.  Number of Directors.  The initial Board of Directors is composed of eight (8) members.  The number of directors of the Corporation shall not be less than five (5) or more than twenty-five (25), the exact number to be specified from time to time in the manner set forth in the By-Laws.  In the absence of a By-Law provision fixing the number of directors, the number shall be eight (8).

Section 2.  Names and Post Office Addresses of Initial Board of Directors.  The names and addresses of the persons serving as the initial members of the Board of Directors are as follows:

	Number and Street		State and
Name	or Building	City	Zip Code

Thomas L. Austerman	5271 Old Plank Rd.	New Harmony	IN 47631
J.P. Engelbrecht	820 York Road	Evansville	IN 47715
Lester R. Hammer	1030 Suwanne	Evansville	IN 47725
William W. Harrod	7457 Settlers Run	Greenville	IN 47124
Mark R. Ide	12183 Bridgewater Road	Indianapolis	IN 46256
Arthur W. Klipsch	8830 Whetstone Road	Evansville	IN 47725
Reed S. Schmitt	5801 Choice Cut Court	Evansville	IN 47720
Robert B. Wright	443 S. Roosevelt Drive	Evansville	IN 47714

Section 3.  Removal.  Any director may be removed, with or without cause, only by a vote of the holders of shares of Common Stock entitled to vote for the election of directors at a meeting called for that purpose and in which a quorum exists, only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

ARTICLE VII

Incorporator

The name and post office address of the Incorporator of the Corporation is John W. Tanselle, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204.

ARTICLE VIII

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 1.  By-Laws of the Corporation.  The Board of Directors shall have the power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation.

Section 2.  Indemnification of Directors and Officers.

(a)                                 Definitions.  For purposes of this Section, the following terms shall have the following meanings:

(1)                                 “Liabilities” and “Expenses” shall mean monetary obligations incurred by or on behalf of a director or officer in connection with the investigation, defense or appeal of a Proceeding (as defined below) or in satisfying a claim thereunder and shall include, but shall not be limited to, attorneys’ fees and disbursements, amounts of judgments, fines or penalties, excise taxes assessed with respect to an employee benefit plan, and amounts paid in settlement by or on behalf of a director or officer.

(2)                                 “Other Enterprise” shall mean any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, for which a director or officer is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent.

(3)                                 “Proceeding” shall mean any claim, action, suit or proceeding (whether brought by or in the right of the Corporation or Other Enterprise or otherwise), civil, criminal, administrative or investigative, whether formal or informal, and whether actual or threatened or in connection with an appeal relating thereto, in which a director or officer may become involved, as a party or otherwise, (i) by reason of his or her being or having been a director or officer of the Corporation (and, if applicable, an officer, employee or agent of the Corporation) or a director, manager, officer, partner, trustee, employee or agent of an Other Enterprise or arising out of his or her status as such, or (ii) by reason of any past or future action taken or not taken by a director or officer in any such capacity, whether or not he or she continues to be such at the time he or she incurs Liabilities and Expenses under the Proceeding.

(4)                                 “Standard of Conduct” shall mean that a director or officer, based on facts then known to the director or officer, discharged the duties as a director or officer, including duties as a member of a committee, in good faith in what he or she reasonably believed to be in or not opposed to the best interests of the Corporation or Other Enterprise, as the case may be, and, in addition, in any criminal Proceeding had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty, shall not create a presumption that the director or officer did not meet the Standard of Conduct.

(b)                                 Indemnification.  If a director or officer is made a party to or threatened to be made a party to any Proceeding, the Corporation shall indemnify the director or officer against Liabilities and Expenses incurred by him or her in connection with such Proceeding in the following circumstances:

(1)                                 If a director or officer has been wholly successful on the merits or otherwise with respect to any such Proceeding, he or she shall be entitled to indemnification for Liabilities and Expenses as a matter of right.  If a Proceeding is terminated against the director or officer by consent decree or upon a plea of nolo contendere, or its equivalent, the director or officer shall not be deemed to have been “wholly successful” with respect to such Proceeding.

(2)                                 In all other situations, a director or officer shall be entitled to indemnification for Liabilities and Expenses as a matter of right unless (i) the director or officer has breached or failed to perform his or her duties as a director or officer in compliance with the Standard of Conduct and (ii) with respect to any action or failure to act by the director or officer which is at issue in such Proceeding, such action or failure to act constituted willful misconduct or recklessness.  To be entitled to indemnification pursuant to this Subparagraph b(2), the director or officer must notify the Corporation of the commencement of the Proceeding in accordance with Paragraph (e) and request indemnification.  A review of the request for indemnification and the facts and circumstances underlying the Proceeding shall be made in accordance with one of the procedures described below; and the director or officer shall be entitled to indemnification as a matter of right unless, in accordance with such procedure, it is determined beyond a reasonable doubt that (i) the director or officer breached or failed to perform the duties of the office in compliance with the Standard of Conduct, and (ii) the breach or failure to perform constituted willful misconduct or recklessness.  Any one of the following procedures may be used to make the review and determination of a director’s or officer’s request for indemnification under this Subparagraph b(2):

(A)                               by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to, such Proceeding;

(B)                               if a quorum cannot be obtained under (A) above, by a majority vote of a committee duly designated by the Board of Directors (in the designation of which, directors who are parties to such Proceeding may participate), consisting solely of two or more directors who are not parties to, or who have been wholly successful with respect to, such Proceeding;

(C)                               by independent legal counsel selected by a majority vote of the full Board of Directors (in which selection, directors who are parties to such Proceeding may participate); or

(D)                               by the shareholders of the Corporation, but shares owned by or voted under the control of the directors who are at the time parties to the proceeding may not be voted on the determination.

Any determination made in accordance with the above procedures shall be binding on the Corporation and the director or officer.

(3)                                 If several claims, issues or matters of action are involved, a director or officer may be entitled to indemnification as to some matters even though he or she is not entitled to indemnification as to other matters.

(4)                                 The indemnification herein provided shall be applicable to Proceedings made or commenced after the adoption of this Section, whether arising from acts or omissions to act which occurred before or after the adoption of this Section.

(c)                                  Prepaid Liabilities and Expenses.  The Liabilities and Expenses which are incurred or are payable by a director or officer in connection with any Proceeding shall be paid by the Corporation in advance, with the understanding and agreement between such director or officer and the Corporation, that, in the event it shall ultimately be determined as provided herein that the director or officer was not entitled to be indemnified, or was not entitled to be fully indemnified, the director or officer shall repay to the Corporation such amount, or the appropriate portion thereof, so paid or advanced.

(d)                                 Exceptions to Indemnification.  Notwithstanding any other provisions of this Section to the contrary, the Corporation shall not indemnify a director or officer:

(1)                                 for any Liabilities or Expenses incurred in a suit against a director or officer for an accounting of profits allegedly made from the purchase or sale of securities of the Corporation brought pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and any amendments thereto or the provisions of any similar federal, state or local statutory law;

(2)                                 for any Liabilities and Expenses for which payment is actually made to or on behalf of a director or officer under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance; or

(3)                                 for any Liabilities or Expenses incurred in a suit or claim against the director or officer arising out of or based upon actions attributable to the director or officer in which the director or officer gained any personal profit or advantage to which he or she was not legally entitled.

(e)                                  Notification and Defense of Proceeding.  Promptly after receipt by a director or officer of notice of the commencement of any Proceeding, the director or officer will, if a request for indemnification in respect thereof is to be made against the Corporation under this Section, notify the Corporation of the commencement thereof; but the failure to so notify the Corporation will not relieve it from any obligation which it may have to the director or officer under this Section or otherwise.  With respect to any such Proceeding as to which the director or officer notifies the Corporation of the commencement thereof:

(1)                                 the Corporation will be entitled to participate therein at its own expense;

(2)                                 except as otherwise provided below, to the extent that it may so desire, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the director or officer.  After notice from the Corporation to the director or officer of its election to assume the defense of the director or officer in the Proceeding, the Corporation will not be liable to the director or officer under this Section for any legal or other Expenses subsequently incurred by the director or officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  The director or officer shall have the right to employ counsel in such Proceeding, but the Expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the director or officer unless:

(A)                               the employment of counsel by the director or officer has been authorized by the Corporation;

(B)                               the director or officer shall have reasonably concluded that there may be a conflict of interest between the Corporation and the director or officer in the conduct of the defense of such Proceeding; or

(C)                               the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding;

in each of which cases the Expenses of counsel employed by the director or officer shall be paid by the Corporation.  The Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which the director or officer shall have made the conclusion provided for in (B) above; and

(3)                                 The Corporation shall not be liable to indemnify a director or officer under this Section for any amounts paid in settlement of any Proceeding without the Corporation’s prior written consent.  The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on a director or officer without the director or officer’s prior written consent.  Neither the Corporation nor a director or officer will unreasonably withhold its or his consent to any proposed settlement.

(f)                                   Other Rights and Remedies.  The rights of indemnification provided under this Section are not exhaustive and shall be in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law.  Irrespective of the provisions of this Section, the Corporation may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of the Indiana Business Corporation Law, or any successor law, as then in effect, whether with regard to past or future matters.

(g)                                  Continuation of Indemnity.  All obligations of the Corporation under this Section shall survive the termination of a director’s or officer’s service in any capacity covered by this Section.

(h)                                 Insurance.  The Corporation may purchase and maintain insurance on behalf of any director, officer or other person or any person who is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee or agent of an Other Enterprise against any liability asserted against such person and incurred by such person in any capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of applicable statutes, this Section or otherwise.

(i)                                     Benefit.  The provisions of this Section shall inure to the benefit of each director or officer and his or her respective heirs, personal representatives and assigns and the Corporation, its successors and assigns.

(j)                                    Severability.  In case any one or more of the provisions contained in this Section shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 3.  Powers of Directors.  In addition to the powers and the authority granted by these Articles of Incorporation, the By-Laws of the Corporation or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Indiana by a corporation organized and existing under the provisions of the Indiana Business Corporation Law, or any successor law, as then in effect and not specifically prohibited or limited by these Articles of Incorporation.

ARTICLE IX

Miscellaneous Provisions

Section 1.  Headings.  The headings, captions, and section titles in these Articles of Incorporation have been inserted solely for ease of reference and are not intended to define, construe, describe, or limit the scope or intent of the terms, covenants, or restrictions of these Articles of Incorporation.

Section 2.  Certain References.  Whenever in these Articles of Incorporation a singular word is used, it shall also include the plural wherever required by the context and vice versa.  All references in these Articles of Incorporation to the neuter, masculine, or feminine shall mean or apply to the appropriate gender wherever required by the context of these Articles of Incorporation or to properly identify the appropriate persons or parties.

Section 3.  Election not to be Subject to Control Share Acquisition Statute.  The Corporation elects not to have the provisions of Indiana Code Section 23-1-42 apply to it.

Section 4.  Election not to be Subject to Business Combinations Statute.  The Corporation elects not to have the provisions of Indiana Code Section 23-1-43 apply to it.

* * * * * * *

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

FIRST LIGHT BANCORP

FIRST LIGHT BANCORP (hereinafter referred to as the (“Corporation”), a corporation existing pursuant to the provisions of the Indiana Business Corporation. Law (hereinafter referred to as the “Act”), desiring to give notice of corporate action effectuating the amendment of its Articles of Incorporation, hereby sets forth the following facts:

ARTICLE I

Name of Corporation; Date of Incorporation

The name of the Corporation is First Light Bancorp. The date of incorporation of the Corporation is February 5, 2014.

ARTICLE II

Text of Amendment

Article V of the Articles of Incorporation is hereby amended and replaced with the following:

ARTICLE V

TERMS OF CAPITAL STOCK

Section 1. Authorized Classes and Number of Shares. The total number of shares which the Corporation has authority to issue shall be 10,000,000 shares, consisting of 5,000,000 shares of common stock, without par value per share (the “Common Stock”) and 5,000,000 shares designated as preferred stock, without par value per share (the “Preferred Stock”).

Section 2. General Terms of All Shares.

(a)                                 The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities. Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

(b)                                 The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine.

(c)                                  The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities. Except as otherwise provided in Section 5.4, the Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series.

(d)                                 A statement of the designations, relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof is as follows in Sections 5.3 and 5.4.

Section 3. Other Terms of Common Stock.

(a)                                 Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock have unlimited voting rights. Shares of Common Stock shall, when validly issued by the Corporation, entitle the holder thereof to one (1) vote per share on all matters submitted to a vote of the shareholders of the Corporation. Shares of Common Stock shall not have cumulative voting rights.

(b)                                 Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.

(c)                                  The holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time at the discretion of the Board of Directors.

(d)                                 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, the holders of Common Stock shall be entitled to share, ratably according to the number of shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders of Common Stock.

Section 4. Terms of Shares of Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

ARTICLE III

Manner and Date of Adoption

The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by a vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

1,527,147	Shares entitled to vote.
1,183,692	Number of shares represented at the meeting.
1,181,942	Shares voted in favor.
1,500	Shares voted against.

ARTICLE IV

Compliance with Legal Requirements

The manner of adoption of the foregoing amendment to the Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 11th day of September 2015.

* * *

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment as of this 11th day of September, 2015.

FIRST LIGHT BANCORP

By:	/s/ Thomas L. Austerman
Thomas L. Austerman
President and Chief Executive Officer